EXHIBIT 1.2

ARTICLES OF INCORPORATIOIN
OF
ECOSS. INC.

CHAPTER 1 GENERAL PROVISIONS

Article 1 (Corporate Name)

The name of the corporation shall be Kabushiki Kaisha Ecoss (hereinafter the “Company”). The name of the Company in English shall be Ecoss, Inc.

Article 2 (Purposes)

The purposes for which the Company is formed are as follows:
1.	To plan, create, sell, and maintain computer software;
2.	To sell, and maintain computer hardware;
3.	To provide consulting services for company management
4.	To offer information services
5.	To engage in the telecommunications business, domestic and/or foreign, and cable broadcasting;
6.	To engage in the publishing business;
7.	To engage in the advertising business;
8.	To plan, produce, and sell broadcast programs;
9.	To produce and sell records, videos, compact discs, or other recording media;
10.	To operate, manage, and maintain on-line networks for credit cards;
11.	To recruit credit card users and member stores as well as to offer subscription processes;
12.	To engage in the investment business by acquiring securities;
13.	To conduct asset management of investment business associations, small and medium business investment companies, and limited partnerships;
14.	To engage in brokerage and mediation for mergers, alliance of technology, sales activities and manufacturing between companies;
15.	To inspect the status of company management; and
16.	To perform such business activities as are incidental to the activities of the preceding items.

Article 3 (Location of Head Office)

The head office of the Company is located in Shibuya-ku, Tokyo.

Article 4 (Public Notice)

Public notices of the Company shall be announced via official gazettes (Kanpou).

CHAPTER 2 SHARES

Article 5 (Total Number of Shares)

The total number of shares of stock which the Company shall have authority to issue is 150,000 shares.

Article 6 (Stock Certificates)

Every holder of stock shall be entitled to a certificate or certificates representing the number of shares owned by the holder in the Company.

Article 7 (Restriction of Share Transfer)

Shares of the Company may not be sold or assigned to any party without the prior written consent of the Board of Directors.

Article 8 (Demand to Sell Successors’ Shares)

In the event the shares are transferred as a result of succession, the Company is entitled to require the successor to sell the shares to the Company.

Article 9 (Grant of Allocation of Shares)

In the event of a public offering of the Company’s shares (including treasury shares for disposal) and share purchase warrants, any matters relating to the offer, including the rights to receive an allotment of shares by shareholders or an allotment of share purchase warrants, as well as the date or dates to apply for such subscription, are to be determined by a resolution of the Board of Directors.

Article 10 (Company Registrar)

10.1 The Company shall have a Company Registrar who administers the register of shareholders.

10.2 The Company Registrar and its place of operations shall be determined by a resolution of the Board of Directors and a public notice shall be given with respect thereto.

10.3 The Company Registrar so appointed shall retain the register of shareholders, the book of lost/destroyed stock certificates, and the book of share purchase warrants at its place of operations. The Company Registrar shall keep the register of securities owners, shall handle the registration of entries, records, or transfer of shares in the books and all other matters concerning the shares. The Company shall not perform any of the aforementioned tasks.

Article 11 (Share Handling Regulations)

Selection of the types of share certificates, the enrollment and recording in the register of shareholders, the book of lost/destroyed stock certificates, and the book of share purchase warrants and all other matters concerning the dealings of shares and share purchase warrants, as well as handling charges thereof shall be governed by the pertaining laws, regulations, and these Articles of Incorporation and/or share handling regulations established by the Board of Directors

Article 12 (Record Date)

12.1 The Company shall deem the shareholders entered or recorded in the register of shareholders as at the close of March 31 of each year to be those shareholders entitled to exercise their rights at the ordinary general meeting of shareholders to be held in respect of the relevant fiscal year.

12.2 Notwithstanding the preceding paragraph, whenever necessary the Company, by a resolution of the Board of Directors and having given prior public notice thereof, may deem the shareholders or registered pledgees entered or recorded in the register of shareholders as of a fixed date to be those shareholders or pledgees who are entitled to exercise their rights.

CHAPTER 3 MEETINGS OF SHAREHOLDERS

Article 13 (Convocation)

The ordinary general meeting of shareholders of the Company shall be held each year and convened within three (3) months following the last date of the previous fiscal year. The extraordinary general meetings of shareholders shall be convened, from time to time, on an as-needed basis.

Article 14 (Convocation of Meeting and Chairman)

14.1 Unless otherwise provided by laws, regulations, or these Articles of Incorporation, the president shall convene the general meeting of shareholders. In the absence of the president or in the event of an inability or refusal to act, the meeting shall be convened by one of the other directors in accordance with the order predetermined by the Board of Directors.

14.2 In a meeting of shareholders, the president shall act as chairperson for the meeting. In the absence of the president or in the event of an inability or refusal to act, one of the other directors shall, in the order predetermined by the Board of Directors, act as chairperson for the meeting.

Article 15 (Voting by Proxy)

15.1 Any shareholder of the Company may appoint a proxy to vote in a meeting of shareholders, provided that such proxy is another shareholder of the Company, who is also entitled to vote.

15.2 In the event of the preceding paragraph, the shareholder or the person who acts as proxy shall submit a proxy statement to the company before the meeting.

Article 16 (Method of Making Resolutions)

16.1 Unless otherwise provided by laws, regulations, or these Articles of Incorporation, all resolutions at a meeting of shareholders shall be adopted by a majority vote of the shareholders having voting power present at the meeting.

16.2 Any resolution as provided in Article 309, Paragraph 2 of the Company Law shall be adopted at a meeting of shareholders at which shareholders representing no less than one-third of the voting rights of all shareholders shall be present and by no less than two-thirds of the voting rights of the shareholders who are present at such meeting and are entitled to vote.

Article 17 (Minutes of Meeting)

The substance of proceedings at a meeting of shareholders and results thereof, as well as other matters required by laws or regulations, shall be recorded in the minutes of the meeting, which shall bear the names and seals of the chairperson and of the directors present at the meeting. Signing of such meeting minutes may be either by hand or by electronic signature.

CHAPTER 4 DIRECTORS AND BOARD OF DIRECTORS

Article 18 (Establishing Board of Directors)

The Company shall have a Board of Directors.

Article 19 (Number of Directors)

The Board of Directors shall consist of no more than five (5) persons.

Article 20 (Election of Directors)

20.1 Directors shall be appointed at a general meeting of shareholders.

20.2 Directors shall be elected at a meeting of shareholders where shareholders representing one-third or more of the voting rights of all shareholders shall be present, and such election shall be by a majority vote of shareholders having voting power present at the meeting.

20. 3 Election of directors in the preceding paragraph shall not be made by cumulative vote.

Article 21 (Term of Office)

21.1 The term of office of directors shall expire at the close of the ordinary general meeting of shareholders held to settle accounts for the last fiscal period ending within one (1) year from assumption of their office.

21.2 The term of office of any director elected to fill a vacancy or for an increase in number shall be the same as that remaining for the other directors currently in office.

Article 22 (Call for Board of Directors and Chairman)

22.1 Unless otherwise provided by laws or regulations, the president shall convene the Board of Directors and shall act as Chairman of the Board.

22.2 In the absence of the president or in the event of an inability or refusal to act, one of the other directors shall, in the order predetermined by the Board, perform the duties of the president.

Article 23 (Notices to Convene Meetings of the Board of Directors)

23.1 To convene a meeting of the Board of Directors, three (3) days advance notice shall be sent to each director and auditor. However, this period of advance notice may be shortened in case of an emergency.

23.2 When unanimously approved by all directors and auditors, the meeting of the Board of Directors may be held without the procedure to convene the meeting.

Article 24 (Resolutions of Board Meeting)

Resolutions at a meeting of the Board of Directors shall be adopted by a majority vote of the directors present at the meeting, where the directors present shall constitute a majority of all directors.

Article 25 (Resolutions of Board of Directors without Meeting)

Matters that require resolutions in a meeting of the Board of Directors may be resolved without convening the meeting if all directors consent thereto in writing or in electromagnetic recording media; and such unanimous consent shall be deemed as a resolution effectively adopted in a meeting of the Board of Directors. However, this does not apply if one of the auditors raises objections to the process.

Article 26 (Meeting Minutes of Board of Directors)

The substance of proceedings at a meeting and the results thereof, as well as other matters required by laws or regulations, shall be recorded in the minutes of the meeting, which shall bear the names and seals of the directors and auditors present at the meeting. Signing may be made by hand or by electronic signature.

Article 27 (Election of Directors with Specific Powers)

By a resolution of the Board of Directors, one (1) representative director shall be selected from among the directors. As office bearers, the Board of Directors may also appoint one (1) president as well as several persons for each position of vice president, managing director, and executive director from its members.

Article 28 (Board of Directors Regulations)

Unless otherwise provided by laws, regulations, or these Articles of Incorporation, the matters concerning the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors.

Article 29 (Remuneration and Allowances for Directors)

The amounts of remuneration and allowances to be paid for the directors shall be determined by a resolution of a general meeting of shareholders.

Article 30 (Exemption of Directors from Liabilities)

30.1 The Company may, by a resolution of the Board of Directors, exempt any director (including former directors) from the liabilities set forth in Article 423, Paragraph 1 of the Company Law to the extent provided by laws or regulations, as long as such liabilities were not caused by willful conduct or gross negligence.

30.2 The Company may enter into an agreement with any outside director to limit the liabilities of such director as provided in Article 423, Paragraph 1 of the Company Law to the extent provided by laws or regulations, as long as such liabilities were not caused by willful conduct or gross negligence.

CHAPTER 5 AUDITORS

Article 31 (Auditors)

The Company shall have a specific number of auditors.

Article 32 (Number of Auditors)

The number of auditors of the Company shall not exceed three (3) persons.

Article 33 (Election of Auditors)

33.1 Auditors shall be elected by a resolution of a general meeting of shareholders.

33.2 Auditors shall be elected at a meeting of shareholders where shareholders representing one-third or more of the voting rights of all shareholders shall be present, and such election shall be by a majority vote of shareholders having voting power present at the meeting.

Article 34 (Term of Office of Auditors)

34.1 The term of office of auditors shall expire at the close of the ordinary general meeting of shareholders held to settle accounts for the last fiscal period ending within four (4) years from the assumption of office.

34.2 The term of office of any auditor elected to fill a vacancy shall be the same as the remainder of the term of office of his or her predecessor.

Article 35 (Remuneration and Allowances for Auditors)

The amounts of remuneration and allowances to be paid for the auditors shall be determined by a resolution of a general meeting of shareholders.

Article 36 (Exemption of Auditors from Liabilities)

36.1 The Company may, by a resolution of the Board of Directors, exempt any auditor (including former auditors) from the liabilities set forth in Article 423, Paragraph 1 of the Company Law to the extent provided by laws or regulations, as long as such liabilities were not caused by willful conduct or gross negligence.

36.2 The Company may enter into an agreement with any outside auditors to limit the liabilities of such auditors as provided in Article 423, Paragraph 1 of the Company Law to the extent provided by laws or regulations, as long as such liabilities were not caused by willful conduct or gross negligence.

CHAPTER 6 ACCOUNTS

Article 37 (Business Year)

The business year of the Company shall start on April 1 of every year and end on March 31 of the following year.

Article 38 (Year-end Dividends)

By a resolution of a general meeting of shareholders, the Company may distribute its surplus in cash to the shareholders and pledgees entered or recorded in the finalized register of shareholders as of March 31 of every year (hereinafter “Year-end Dividends).

Article 39 (Interim Dividends)

By a resolution of the Board of Directors, the Company may distribute its surplus in cash to the shareholders and pledgees entered or recorded in the finalized register of shareholders as of September 30 of each year (hereinafter “Interim Dividends) in accordance with Article 454, Paragraph 5 of Company Law.

Article 40 (Statute of Limitations)

40.1 If a distribution of surplus, regardless of whether it is Year-end Dividends or Interim Dividends, is not received within three (3) years from the date it became due and payable, the Company shall be relieved of the obligation to pay such distribution of surplus.

40.2 The unpaid dividends of both types, the Year-end and the Interim, shall bear no interest.